Exhibit 99.1

     SERVICE CORPORATION INTERNATIONAL REPORTS OPERATING CASH FLOWS AHEAD OF EXPECTATIONS, A FISCAL YEAR LOSS OF $(.41) PER DILUTED SHARE, AND EARNINGS OF
                   $.28 PER DILUTED SHARE BEFORE SPECIAL ITEMS

          REPORTS NO MATERIAL WEAKNESSES IN INTERNAL CONTROLS FOR 2005

     - Conference Call to Be Webcast on Friday, March 3, 2006, at 10:00 a.m.
                                  Central Time

    HOUSTON, March 2 /PRNewswire-FirstCall/ -- Service Corporation International (NYSE: SCI), which owns and operates funeral service locations and cemeteries, today reported net income for the fourth quarter of 2005 of $24.1 million or $.08 per diluted share compared to net income of $27.2 million or $.08 per diluted share in the same period of 2004. For the year ended December 31, 2005, the Company reported a net loss of $(126.7) million or $(.41) per diluted share compared to net income of $114.1 million or $.35 per diluted share in the same period of 2004. The loss reported in 2005 primarily relates to a cumulative effect of an accounting change of $187.5 million net of tax, attributable to the Company's change in accounting in 2005 to expense direct preneed selling costs as they are incurred. The results in both 2005 and 2004 included special items such as litigation expenses, losses on dispositions, discontinued operations and cumulative effects of accounting changes.

    SCI's fourth quarter diluted earnings from continuing operations excluding special items were $20.9 million, or $.07 per share compared to earnings from continuing operations excluding special items of $26.4 million, or $.08 per diluted share in the fourth quarter of 2004. For the year ended December 31, 2005, SCI's earnings from continuing operations excluding special items were $86.8 million or $.28 per diluted share ($.30 including income from our discontinued Chilean operations) compared to $105.0 million or $.32 per diluted share in the prior period. Earnings from continuing operations excluding special items for the year ended December 31, 2005 were negatively impacted by $.03 per diluted share as a result of the Company's 2005 change in accounting to expense direct preneed selling costs as they are incurred. Earnings from continuing operations excluding special items is a non-GAAP financial measure. See a reconciliation of diluted earnings from continuing operations excluding special items to GAAP measures included in a separate section later in this press release.

    Free cash flow was $33.3 million for the fourth quarter of 2005 and $227.4 million for the year ended December 31, 2005. Free cash flow for the full year exceeded prior year results by $21.6 million. Free cash flow is a non- GAAP financial measure. See our definition and calculation of free cash flow and our reconciliation to cash flow from operations included in a separate section later in this press release. At December 31, 2005, total debt was $1.20 billion and cash on hand was $446.8 million. Total debt less cash and cash equivalents (or net debt) decreased by $230.2 million (23.5%) during 2005.

    Commenting on 2005 operating results, Tom Ryan, President and Chief Executive Officer said: "2005 was a year of hard work for us and we believe a significant turning point for SCI. The dedication, commitment, and execution of the entire organization has helped lead the Company to produce both strong operating and financial results. Comparable North America funeral revenue exceeded our expectations for 2005 primarily due to solid increases in volume and sales average. Our cemetery operating revenues fell within the range of our annual guidance. Both the funeral and cemetery gross margins finished within our annual guidance despite increases in energy, health care, and pension costs. The Company also saw an increase in SOX 404 costs; however, these costs have contributed to the successful remediation of all material weaknesses previously reported by the Company."

    "Our operating cash flow also finished the year strong and exceeded our expectations. In 2005 we generated free cash flow that exceeded the high end of our annual guidance by $7.4 million. Net debt decreased substantially in 2005 and our cash on hand at December 31, 2005 exceeded $445 million. Honoring our commitment to our shareholders, our strong financial position allowed us to increase shareholder value in 2005 by the continuation and the expansion of our share repurchase program and the initiation of quarterly dividends."

    North America Comparable Operating Results

    We regard comparable results of operations as analogous to our "same store" results of operations. For purposes of the following presentation, we consider comparable operations as operations that were not acquired or constructed after January 1, 2004 or divested prior to December 31, 2005. Therefore, in the following presentation, we are providing results of operations for the same funeral and cemetery locations in each of the periods presented. We believe this presentation provides greater clarity for comparison purposes of our results of operations for each of the periods presented.

    Effective January 1, 2005, the Company began expensing direct preneed selling costs in the period incurred. For a better comparison, comparable results of operations from 2004 are presented below on a pro forma basis as if $4.7 million of additional direct selling costs in our funeral segment and $9.5 million of additional direct selling costs in our cemetery segment were expensed during the year ended December 31, 2004.

                                         Three Months Ended        For the Year Ended
(In millions, except funeral                December 31,              December 31,
services performed, average revenue    ----------------------    ----------------------
per funeral service and gross                      Pro forma                 Pro forma
margin percentage)                       2005         2004         2005         2004
------------------------------------   --------    ----------    --------    ----------
Funeral
Funeral atneed revenue                 $  180.6    $    170.8    $  709.9    $    682.1
Funeral recognized preneed revenue         90.2          82.9       343.2         334.3
General agency revenue (A)                  6.9           5.5        27.6          27.8
Kenyon revenue (B)                          4.8           0.4        23.9           3.4
                                       --------    ----------    --------    ----------
   Total funeral revenues              $  282.5    $    259.6    $1,104.6    $  1,047.6

Gross profits                          $   52.7    $     42.5    $  213.3    $    201.7
Gross margin percentage                    18.7%         16.4%       19.3%         19.3%

Total funeral services performed         59,614        58,552     238,813       235,467
Average revenue per funeral
 service (C)                           $  4,542    $    4,333    $  4,410    $    4,316

Cemetery
Cemetery atneed revenue                $   51.9    $     42.5    $  203.4    $    170.9
Cemetery recognized preneed revenue        71.6          79.6       273.5         301.6
Other revenue (D)                          16.4          20.9        71.1          77.8
                                       --------    ----------    --------    ----------
   Total cemetery revenues             $  139.9    $    143.0    $  548.0    $    550.3

Gross profits                          $   19.9    $     33.2    $   83.6    $     93.5
Gross margin percentage                    14.2%         23.2%       15.3%         17.0%

(A) General Agency ("GA") revenue represents commissions we receive from third-party insurance companies when customers purchase insurance contracts from such third-party insurance companies to fund funeral services and merchandise at a future date.

(B) Kenyon International Emergency Services ("Kenyon") is our disaster response subsidiary that engages in mass fatality and emergency response services. Revenues and gross profits associated with Kenyon are subject to significant variation due to the nature of their operations.

(C) GA revenue and Kenyon revenue are excluded from the calculation of average revenue to avoid distorting our averages of normal funeral services performed.

(D) Other cemetery revenue is primarily related to merchandise, service, and endowment care trust fund income and interest and finance charges earned from customer receivables on preneed installments contracts.

    For the Three Months Ended December 31, 2005
    *  Funeral

       -- Funeral revenues grew $22.9 million primarily due to increases in comparable funeral volume and sales average. Included in the $22.9 million is an increase in Kenyon revenues of $4.4 million over the prior year quarter due to its involvement in the hurricane disasters along the gulf coast region.

       -- The average revenue per funeral service increased $209 (4.8%) over the prior year quarter due in part to a price increase consistent with inflation; favorable results from the Company's initiative to strategically realign pricing from products to service offerings; and higher trust fund income.

       -- The number of funeral services performed increased 1,062 (1.8%) over the prior year period.

       -- Funeral gross profit increased $10.2 million (24.0%) over the prior year period. The increase in funeral revenues described above was partially offset by higher salaries and fringes resulting from inflationary increases and higher health and pension costs; higher professional fees associated with Sarbanes- Oxley compliance; and higher incentive compensation. Kenyon's gross loss increased by $1.0 million in the fourth quarter of 2005 compared to 2004.

       -- The cremation rate increased 190 basis points to 40.9% in the fourth quarter of 2005 compared to 2004. The first, second and third quarter of 2005 had cremation rate increases of 60, 80, and 140 basis points, respectively, over prior year periods.

    *  Cemetery

       -- Cemetery revenue decreased $3.1 million from the fourth quarter of 2004 primarily due to a decrease in legacy revenues associated with constructed cemetery property of $6.7 million. The decrease in legacy revenues was partially offset by higher atneed revenues coupled with a favorable sales production shift to developed cemetery property resulting from our initiative to shorten the time between when the property is sold and when it is constructed.

       -- Cemetery gross profits decreased $13.3 million from the fourth quarter of 2004. The decrease in revenues described above was coupled with higher salary and fringe expenses (primarily health and pension costs); costs related to hurricane damage in the latter part of the year; and higher professional fees associated with Sarbanes-Oxley compliance.

    Other Consolidated Results

    * General and administrative expenses were $22.8 million in the three months ended December 31, 2005 compared to $30.5 million in the same period of 2004.

       -- In the fourth quarter of 2004, we recognized $12.8 million in legal expense (net of insurance recoveries) associated with the settlement of outstanding litigation matters.

       -- Excluding the $12.8 million of 2004 litigation expense, general and administrative expenses were $22.8 million in the fourth quarter of 2005 compared to $17.7 million in the same period of 2004. This increase is primarily related to higher incentive compensation (resulting from strong quarterly operating and cash flow results); an increase in salary and fringes (primarily health and pension costs); and increased professional fees associated with Sarbanes-Oxley compliance, external audit fees, and other various professional fees. During 2005, we incurred significant expenses to improve internal controls to comply with Section 404 of the Sarbanes-Oxley Act. We believe that these improvements have measurably increased the effectiveness of the organization.

    * Interest income on notes receivable and commercial paper was $5.5 million and $3.8 million in the fourth quarter of 2005 and 2004, respectively. The increase in 2005 was due to an increase in our cash balance and higher interest rates.

    * Other income (expense), net was $2.2 million in the fourth quarter of 2005 compared to $6.1 million in the same period of 2004. The components of other income for the periods presented were as follows:

       -- Cash overrides received from a third party insurance provider related to the sale of insurance funded preneed funeral contracts were $1.4 million in the fourth quarter of 2005 and 2004.

       -- Surety bond premium costs were $0.6 million in the fourth quarter of 2005 and 2004.

       -- The remaining income of $1.4 million in the fourth quarter of 2005 and $5.3 million in the fourth quarter of 2004 is primarily related to net gains from foreign currency transactions.

    * The consolidated effective tax rate in the fourth quarter of 2005 was a provision of 26.5% compared to a benefit of 5.2% in the fourth quarter of 2004. The tax rate in the fourth quarter of 2005 was favorably impacted by the recognition of state net operating losses partially offset by higher tax provisions on permanent differences between book and tax bases of North America asset dispositions. The 2004 tax rate was favorably impacted by state net operating losses and tax benefits realized from certain international dispositions.

    For the Year Ended December 31, 2005
    *  Funeral

       -- Funeral revenues increased $57.0 million due to stronger funeral volume and a higher average revenue per funeral service. Included in the $57.0 million is an increase in Kenyon revenues of $20.5 million in 2005 compared to 2004 due to its involvement in the hurricane disasters along the gulf coast region and the tsunami in southeast Asia.

       -- The number of funeral services performed in 2005 increased 3,346 (1.4%) compared to 2004.

       -- The average revenue per funeral service in 2005 was up $94 (2.2%) over the prior year period. Increases resulting from price increases consistent with inflation and our strategic pricing realignment initiative in the last half of the year were partially offset by higher than expected discounts during the first three quarter of 2005.

       -- Funeral gross profits increased $11.6 million (5.7%) over the prior year. The increase in funeral gross profits was a result of increases in the revenues described above and reductions in overhead expenses. Kenyon had a lower gross loss during 2005 of $1.6 million. These increases in funeral gross profits were partially offset by inflationary increases in merchandise costs; higher salary and fringe expenses (primarily health care and pension costs); higher incentive compensation expense; increases related to our trust reconciliation project; and increased Sarbanes-Oxley expenses.

       -- The cremation rate increased 130 basis points to 40.2% in for the year ended December 31, 2005 compared to the same period of 2004.

    *  Cemetery

       -- Cemetery revenue decreased $2.3 million from 2004 primarily due to a decrease in legacy revenues associated with constructed cemetery property; lower interest on trade receivables; partially off set by an increase in atneed revenues.

       -- Cemetery gross profits decreased $9.9 million from the prior year, partially due to the decrease in revenues described above. Also decreasing gross margins were higher salary and fringe expenses (primarily health care and pension costs); increases in vehicle and utility costs (primarily resulting from higher fuel prices); and increases in administrative costs resulting from our preneed verification projects and Sarbanes-Oxley compliance.

    Other Consolidated Results

    * General and administrative expenses were $84.8 million in the year ended December 31, 2005 compared to $130.9 million in the same period of 2004.

       -- In 2004, we recognized $61.1 million in expense associated with the settlement of outstanding litigation matters.

       -- Excluding the $61.1 million of 2004 litigation expense, general and administrative expenses were $84.8 million in 2005 compared to $69.8 million in the same period of 2004. This increase is primarily related to increased professional fees associated with Sarbanes-Oxley compliance and external audit fees; higher incentive compensation (resulting from strong operating and cash flow results); costs associated with our funeral and cemetery preneed verification projects and higher than expected health and pension costs. During 2005, we incurred significant expenses to improve internal controls to comply with Section 404 of the Sarbanes-Oxley Act. We believe that these improvements have measurably increased the effectiveness of the organization.

    * Gains and impairment (losses) on dispositions, net was a net loss of $26.1 million in 2005 compared to a net gain of $25.8 million in the same period of 2004. The net loss in 2005 is primarily associated with losses on the dispositions of underperforming funeral and cemetery businesses in North America. Also included in 2005 was a gain of approximately $15.6 million resulting from the release of indemnification liabilities related to the sales of our former operations in France and the United Kingdom. The 2004 net gain includes a gain on the sale of our equity and debt holdings in the United Kingdom and a gain on the sale of our funeral operations in France partially offset by net losses associated with various dispositions in North America.

    * Interest expense was $15.6 million lower for the year ended December 31, 2005 compared to the same period of 2004 primarily due to the continued reduction of debt during 2005.

    * Interest income increased $3.2 million to $16.7 million in 2005 compared to 2004 due to increases in our cash balance and higher interest rates during 2005.

    * Other income (expense), net decreased by $6.9 million of income in 2005 compared to the same period of 2004. The components of other income for the periods presented were as follows:

       -- Cash overrides received from a third party insurance provider related to the sale of insurance funded preneed funeral contracts were $6.0 million in 2005 compared to $6.3 million in 2004.

       -- Surety bond premium costs were $3.6 million in 2005 compared to $4.0 million in 2004.

       -- The remaining income of $0.4 million in 2005 and income of $7.4 million in 2004 is primarily related to net gains from foreign currency transactions.

    * The consolidated effective tax rate in 2005 was a provision of 37.6% compared to a benefit of 7.3% in 2004. The tax rate in 2005 was negatively impacted by permanent differences between book and tax bases of North America asset dispositions partially offset by the recognition of state net operating losses. The tax rate in 2004 was favorably impacted by state net operating losses and non-cash tax benefits realized from certain international dispositions.

    Free Cash Flow

    Free cash flow is a non-GAAP financial measure, which we used in 2005 and 2004 to manage our business, including our financial condition and liquidity. Free cash flow should be reviewed in addition to, but not as a substitute for, the information provided in our consolidated statement of cash flows.

    In 2005 and 2004, we define free cash flow as cash flows from operating activities (excluding certain special items such as payments associated with the settlement of litigation matters, tax refunds, premiums paid on early extinguishments of debt, or contributions to our frozen cash balance pension plan) less capital improvements at our existing facilities. The Company defines capital improvements at our existing facilities as capital improvements deemed reasonably necessary to maintain our existing facilities in a condition consistent with Company standards and to extend their useful lives. Free cash flow is not reduced by mandatory debt service requirements or by growth-oriented capital expenditures. In 2005 and 2004, the Company defines growth-oriented capital expenditures as capital expenditures intended to grow revenues and profits such as the acquisition of funeral service locations or cemeteries in large or strategic North America markets, construction of high-end cemetery property (such as private family estates) or the construction of funeral home facilities on Company-owned cemeteries, and the investment in contemporary merchandising displays in our funeral homes.

    The following table provides a reconciliation between cash flows from operating activities and free cash flow, as defined.

                                        Three Months Ended     For the Year Ended
                                           December 31,           December 31,
                                       -------------------    --------------------
(In millions)                            2005       2004        2005        2004
------------------------------------   --------   --------    --------    --------
Cash Flows from Operating Activities   $   54.3   $  (75.4)   $  312.7    $   94.0
Less:  Unusual Tax Refund                   ---        ---       (29.0)        ---
Add:  Legal Settlements                     ---      131.8         ---       131.1
Add:  Cash Balance Pension Plan
 Contribution                               ---        ---         ---        20.0
Add:  Premiums Paid on Early
 Extinguishment of Debt                     ---        ---        12.2        13.8
Add:  Repayment of an Insurance
 Policy Loan and Other                      ---        ---         ---        11.4
                                       --------   --------    --------    --------
Adjusted Cash Flows from Operating
 Activities                            $   54.3   $   56.4    $  295.9    $  270.3

Less:  Capital Improvements to
 Maintain Existing Facilities              21.0       17.4        68.5        64.5
                                       --------   --------    --------    --------
Free Cash Flow                         $   33.3   $   39.0    $  227.4    $  205.8
                                       ========   ========    ========    ========

    As detailed in the table above, adjusted cash flows from operating activities increased by $25.6 million in 2005 compared to 2004. Adjusted cash flows from operating activities increased primarily as a result of improvements in our comparable operating results; one less cash payroll and lower bonus payments in 2005; an increase in net trust withdrawals; and a decrease in cash interest paid resulting from reductions in debt. These improvements to cash flow, which totaled approximately $46.0 million, were partially offset by a decrease of $18.3 million in 2005 as a result of the sale of our French operations in March 2004; cash outflows of approximately $16 million associated with the funding of the Company's 401(k) match with cash (rather than funding through the use of Company stock in 2004); and increased professional fee payments.

    For the years ended December 31, 2005 and 2004, the Company reported total capital expenditures of $99.4 million and $95.6 million respectively. Included in total capital expenditures were capital improvements deemed reasonably necessary to maintain our existing facilities of $68.5 million and $64.5 million for 2005 and 2004, respectively. The remaining capital expenditures of $30.9 million in 2005 and $31.1 million in 2004 were related to growth-oriented capital expenditures. Included in the $30.9 million of growth-oriented capital expenditures incurred in 2005 was $11.5 million related to new construction of funeral home facilities, $16.4 million of construction of new high-end cemetery property, and $3.0 million associated with Dignity Memorial(R) merchandising displays.

    Share Repurchase Program

    As of December 31, 2005, the Company had total authorization to repurchase $400 million of our common stock. As of December 31, 2005, we had repurchased
47.7 million shares at a total cost of $335.4 million under these programs. The remaining dollar value of shares that may be purchased under our currently authorized share repurchase programs was $64.6 million at December 31, 2005. Our total shares outstanding were approximately 294.8 million as of December 31, 2005.

    We have made and intend to make share repurchases from time to time in the open market or through privately negotiated transactions, subject to acceptable market conditions and normal trading restrictions. There can be no assurance that we will buy our common stock under our share repurchase programs. Important factors that could cause us not to repurchase our shares include, among others, unfavorable market conditions, the market price of our common stock, the nature of other investment opportunities presented to us from time to time, and the availability of funds necessary to continue purchasing common stock.

    NON-GAAP FINANCIAL MEASURES

    Earnings from Continuing Operations Excluding Special Items

    Earnings from continuing operations excluding special items is a non-GAAP financial measure. We believe this non-GAAP financial measure provides a consistent basis for comparison between quarters and better reflects the performance of our core operations, as it is not influenced by certain income and expenses not affecting continuing operations. We also believe this measure helps facilitate comparisons to competitors' operating results.

    Set forth below is a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures. We do not intend for the information to be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

                                                        Three Months Ended
                                       ----------------------------------------------------
                                           December 31, 2005          December 31, 2004
                                       ------------------------    ------------------------
                                          Net         Diluted         Net         Diluted
(In millions, except diluted EPS)        Income         EPS          Income         EPS
------------------------------------   ----------    ----------    ----------    ----------
Net income reported                    $     24.1    $      .08    $     27.2    $      .08
  Hurricane insurance deductible
   expense                                    1.5           .01           ---           ---
  Settlement of significant
   legal matters                              ---           ---           7.8           .02
  (Gains) and impairment losses
   on dispositions, net                       7.4           .02           5.9           .02
  Income tax benefit from the
   recognition of state net
   operating losses                         (11.8)         (.04)         (7.9)         (.02)
  Discontinued operations                    (0.3)          ---          (6.6)         (.02)
                                       ----------    ----------    ----------    ----------
Earnings from continuing operations
 excluding special items               $     20.9    $      .07    $     26.4    $      .08
                                       ==========    ==========    ==========    ==========

Diluted weighted average shares
 outstanding (in thousands)                             300,601                     332,366

                                                        For the Year Ended
                                       ----------------------------------------------------
                                           December 31, 2005          December 31, 2004
                                       ------------------------    ------------------------
                                       Net (Loss)      Diluted        Net          Diluted
(In millions, except diluted EPS)        Income          EPS         Income          EPS
------------------------------------   ----------    ----------    ----------    ----------
Net (loss) income reported             $   (126.7)   $     (.41)   $    114.1    $      .35
  Hurricane insurance deductible
   expense                                    1.5           .01           ---           ---
  Settlement of significant legal
   matters                                    ---           ---          38.7           .11
  (Gains) and impairment losses
   on dispositions, net                      31.1           .10         (53.7)         (.16)
  Loss on early extinguishment
   of debt                                    9.3           .03          10.5           .03
  Other income/expense, net
   Interest income - United
   Kingdom note receivable                    ---           ---          (2.7)         (.01)
  Income tax benefit from the
   recognition of state net
   operating losses                         (11.8)         (.04)         (7.9)         (.02)
  Discontinued operations                    (4.1)         (.02)        (41.6)         (.12)
  Cumulative effect of
   accounting changes                       187.5           .61          47.6           .14
                                       ----------    ----------    ----------    ----------
Earnings from continuing operations
 excluding special items               $     86.8    $      .28    $    105.0    $      .32
                                       ==========    ==========    ==========    ==========
Diluted weighted average shares
 outstanding (in thousands)                             306,745                     344,675
Interest add back                                    $      ---                  $      6.4

                                                          For the Year Ended
                                                       -----------------------
                                                          December 31, 2005
                                                       -----------------------
                                                       Net (Loss)     Diluted
(In millions, except diluted EPS)                        Income         EPS
----------------------------------------------------   ----------   ----------
Earnings from continuing operations
 excluding special items                               $     86.8   $      .28
    Income from discontinued operations                       4.1          .02
                                                       ----------   ----------
Earnings from continuing operations excluding
 special items and income from discontinued options    $     90.9   $      .30
                                                       ==========   ==========

    Conference Call and Webcast

    We will host a conference call on Friday, March 3, 2006, at 10:00 a.m. central time. A question and answer session will follow a brief presentation made by management. The conference call dial-in number is (719) 457-2641. The conference call will also be broadcast live via the Internet and can be accessed through our website at http://www.sci-corp.com . A replay of the conference call will be available through March 17, 2006 and can be accessed at (719) 457-0820 with the confirmation code of 5641657. Additionally, a replay of the conference call will be available on our website for approximately ninety days on the Investors page under the subheading "Conference Calls" at http://www.sci-corp.com/ConfCalls.html . This earnings release will also be available on our website on the Investor Relations page under the subheading "News" at http://www.sci-corp.com/InvestorsMenu.html .

    Cautionary Statement on Forward-Looking Statements

    The statements in this press release that are not historical facts are forward-looking statements made in reliance on the "safe harbor" protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as "believe," "estimate," "project," "expect," "anticipate" or "predict," that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by us, or on our behalf. Important factors which could cause actual results to differ materially from those in forward-looking statements include, among others, the following:

    * Changes in general economic conditions, both domestically and internationally, impacting financial markets (e.g., marketable security values, as well as currency and interest rate fluctuations) that could negatively affect us, particularly, but not limited to, levels of trust fund income, interest expense, pension expense and negative currency translation effects.

    * The outcomes of pending lawsuits and proceedings against us and the possibility that insurance coverage is deemed not to apply to these matters or that an insurance carrier is unable to pay any covered amounts to us.

    * Amounts payable by us with respect to our outstanding legal matters exceeding our established reserves.

    * Maintenance of accruals for tax liabilities which relate to uncertain tax matters. If these tax matters are unfavorably resolved, we will make any required payments to tax authorities. If these tax matters are favorably resolved, the accruals maintained by us will no longer be required and these amounts will be primarily reversed through the tax provision at the time of resolution. The resolution of these matters is pending the outcome of an Internal Revenue Service audit and other various tax audits.

    * Our ability to successfully implement our strategic plan related to producing operating improvements and strong cash flows.

    * Changes in consumer demand and/or pricing for our products and services due to several factors, such as changes in numbers of deaths, cremation rates, competitive pressures and local demographic or economic conditions.

    * Changes in domestic and international political and/or regulatory environments in which we operate, including potential changes in tax, accounting and trusting policies.

    * Changes in credit relationships impacting the availability of credit and the general availability of credit in the marketplace.

    * Our ability to successfully access surety and insurance markets at a reasonable cost.

    * Our ability to successfully exploit our substantial purchasing power with certain of our vendors.

    For further information on these and other risks and uncertainties, see our Securities and Exchange Commission filings, including our 2005 Annual Report on Form 10-K, which we expect to file in the coming days. Copies of this document as well as other SEC filings can be obtained from our website at http://www.sci-corp.com . We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

    Service Corporation International, headquartered in Houston, Texas, owns and operates funeral service locations and cemeteries. We have an extensive network of businesses including 1,058 funeral service locations and 358 cemeteries in North America as of December 31, 2005. For more information about Service Corporation International, please visit our website at http://www.sci-corp.com .

    For additional information contact:

    Investors: Debbie Young - Director / Investor Relations
               (713) 525-9088

    Media:     Greg Bolton - Director / Corporate Communications
               (713) 525-5235

                        SERVICE CORPORATION INTERNATIONAL
                      CONSOLIDATED STATEMENT OF OPERATIONS
                    (In thousands, except per share amounts)

                                            Three months ended              For the year ended
                                               December 31,                    December 31,
                                       ----------------------------    ----------------------------
                                           2005            2004            2005            2004
                                       ------------    ------------    ------------    ------------
Revenues:
Funeral                                $    288,652    $    279,105    $  1,155,225    $  1,259,821
Cemetery                                    141,432         147,523         560,380         571,404
                                       ------------    ------------    ------------    ------------
                                            430,084         426,628       1,715,605       1,831,225
Gross profit:
Funeral                                      51,133          44,823         216,376         226,407
Cemetery                                     19,849          29,393          82,451         102,122
                                       ------------    ------------    ------------    ------------
                                             70,982          74,216         298,827         328,529

General and administrative expenses         (22,849)        (30,549)        (84,812)       (130,896)
Gains and impairment (losses) on
 dispositions, net                            2,566          (7,224)        (26,093)         25,797
                                       ------------    ------------    ------------    ------------
Operating income                             50,699          36,443         187,922         223,430

Interest expense                            (25,985)        (26,800)       (102,337)       (117,910)
Interest income                               5,488           3,835          16,706          13,453
Loss on early extinguishment of debt            ---             ---         (14,258)        (16,770)
Other income, net                             2,236           6,056           2,774           9,703
                                       ------------    ------------    ------------    ------------
                                            (18,261)        (16,909)        (97,115)       (111,524)
                                       ------------    ------------    ------------    ------------
Income from continuing operations
 before income taxes and cumulative
 effects of accounting changes               32,438          19,534          90,807         111,906
Provision (benefit) for income taxes          8,591          (1,017)         34,122          (8,194)
                                       ------------    ------------    ------------    ------------
Income from continuing operations
 before cumulative effects of
 accounting changes                          23,847          20,551          56,685         120,100
Income from discontinued operations
 (net of income tax provision
 (benefit) of $177, $(1,673),
 $4,764, and $(49,175),
 respectively)                                  298           6,613           4,123          41,584
Cumulative effects of
 accounting changes
 (net of income tax benefit
 of $117,428 and $20,983,
 respectively)                                  ---             ---        (187,538)        (47,556)
                                       ------------    ------------    ------------    ------------
     Net income (loss)                 $     24,145    $     27,164    $   (126,730)   $    114,128
                                       ============    ============    ============    ============
Basic earnings (loss) per share:

   Income from continuing operations
    before cumulative effects of
    accounting changes                 $        .08    $        .06    $        .19    $        .38
   Income from discontinued
    operations, net of tax                      .00             .02             .01             .13
   Cumulative effects of accounting
    changes, net of tax                         ---             ---            (.62)           (.15)
                                       ------------    ------------    ------------    ------------
     Net income (loss)                 $        .08    $        .08    $       (.42)   $        .36
                                       ============    ============    ============    ============
Diluted earnings (loss) per share:
   Income from continuing
    operations before
    cumulative effects of
    accounting changes                 $        .08    $        .06    $        .19    $        .37
   Income from discontinued
    operations, net of tax                      .00             .02             .01             .12
   Cumulative effects of
    accounting changes,
    net of tax                                  ---             ---            (.61)           (.14)
                                       ------------    ------------    ------------    ------------
     Net income (loss)                 $        .08    $        .08    $       (.41)   $        .35
                                       ============    ============    ============    ============
Basic weighted average
 number of shares                           295,826         328,342         302,213         318,737
                                       ============    ============    ============    ============
Diluted weighted average
 number of shares                           300,601         332,366         306,745         344,675
                                       ============    ============    ============    ============
Dividends declared per share           $       .025             ---    $        .10             ---
                                       ============    ============    ============    ============

                        SERVICE CORPORATION INTERNATIONAL
                           CONSOLIDATED BALANCE SHEET
                      (In thousands, except share amounts)

                                                                 December 31,    December 31,
                                                                     2005            2004
                                                                 ------------    ------------
Assets
Current assets:
   Cash and cash equivalents                                     $    446,782    $    287,785
   Receivables, net                                                    97,747         102,622
   Inventories                                                         68,327          81,526
   Current assets of discontinued operations                              ---          11,085
   Other                                                               37,527          53,820
                                                                 ------------    ------------
      Total current assets                                            650,383         536,838
                                                                 ------------    ------------
Preneed funeral receivables and trust investments                   1,226,192       1,267,784
Preneed cemetery receivables and trust investments                  1,288,515        1,399,778
Cemetery property, at cost                                          1,355,654       1,509,599
Property and equipment, at cost, net                                  942,229         970,547
Non-current assets of discontinued operations                             ---           4,367
Deferred charges and other assets                                     249,449         631,839
Goodwill                                                            1,123,888       1,169,040
Cemetery perpetual care trust investments                             700,382         729,048
                                                                 ------------    ------------
                                                                 $  7,536,692    $  8,218,840
                                                                 ============    ============
Liabilities & Stockholders' Equity
Current liabilities:
   Accounts payable and accrued liabilities                      $    214,679    $    221,877
   Current maturities of long-term debt                                20,468          77,950
   Current liabilities of discontinued operations                         ---           7,111
   Income taxes                                                        20,359           7,850
                                                                 ------------    ------------
      Total current liabilities                                       255,506         314,788
                                                                 ------------    ------------
Long-term debt                                                      1,175,463       1,189,163
Deferred preneed funeral revenues                                     535,384         498,571
Deferred preneed cemetery revenues                                    792,485         803,144
Deferred income taxes                                                 141,676         276,572
Non-current liabilities of discontinued operations                        ---          58,225
Other liabilities                                                     337,262         431,917
Non-controlling interest in funeral and
 cemetery trusts                                                    2,015,811       2,092,881
Non-controlling interest in perpetual care trusts                     694,619         704,912

Stockholders' equity:
   Common stock, $1 per share par value,
    500,000,000 shares authorized, 294,808,872 and
    323,225,352, issued and outstanding
    (net of 48,962,063 and 18,502,478 treasury
    shares, at par)                                                   294,809         323,225
   Capital in excess of par value                                   2,182,745       2,395,057
   Unearned compensation                                               (3,593)         (2,022)
   Accumulated deficit                                               (955,974)       (829,244)
   Accumulated other comprehensive income (loss)                       70,499         (38,349)
                                                                 ------------    ------------
      Total stockholders' equity                                    1,588,486       1,848,667
                                                                 ------------    ------------
                                                                 $  7,536,692    $  8,218,840
                                                                 ============    ============

                        SERVICE CORPORATION INTERNATIONAL
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (In thousands)

                                                                      For the year ended
                                                                         December 31,
                                                                 ----------------------------
                                                                     2005            2004
                                                                 ------------    ------------
Cash flows from operating activities:
  Net (loss) income                                              $   (126,730)   $    114,128
  Adjustments to reconcile net (loss) income
   to net cash provided by operating activities:
      Income from discontinued operations                              (4,123)        (41,584)
      Loss on early extinguishments of debt,
       net of tax                                                      14,258          16,770
      Premiums paid on early extinguishment of debt                   (12,186)        (13,817)
      Cumulative effects of accounting changes,
       net of tax                                                     187,538          47,556
      Depreciation and amortization                                    87,449         144,766
      Provision for deferred income taxes                              26,080          17,739
      (Gains) and impairment losses on
       dispositions, net                                               26,093         (25,797)
      Payments on restructuring charges                               (10,723)        (14,000)
      Litigation payments                                              (3,126)       (164,566)
  Change in assets and liabilities, net of
   effects from acquisitions and dispositions:
      Decrease in receivables                                          18,915          45,983
      Decrease in other assets                                         43,991           5,946
      Increase in litigation accrual                                      370          60,800
      (Increase) decrease in payables and
       other liabilities                                               11,953         (53,941)
      Net effect of preneed funeral production
       and maturities                                                   5,176         (20,989)
      Net effect of cemetery production
       and deliveries                                                  52,981         (28,691)
      Other                                                                86          (1,971)
                                                                 ------------    ------------
Net cash provided by operating activities
 from continuing operations                                           318,002          88,332
Net cash (used in) provided by operating
 activities from discontinued operations                               (5,344)          5,656
                                                                 ------------    ------------
Net cash provided by operating activities                             312,658          93,988
Cash flows from investing activities:
  Capital expenditures                                                (99,416)        (95,619)
  Proceeds from divestitures and sales of
   property and equipment                                             111,722          57,749
  Proceeds from dispositions of foreign
   operations, net of cash retained                                   151,692         330,829
  Payment of contingent obligations to
   former owners of acquired businesses                                   ---         (48,749)
  Indemnity payments related to the sale of
   former funeral operations in France                                 (2,105)         (2,401)
  Net withdrawals of restricted funds and other                         9,334          51,378
                                                                 ------------    ------------
Net cash provided by investing activities from
 continuing operations                                                171,227         293,187
Net cash used in investing activities from
 discontinued operations                                                 (212)         (3,663)
                                                                 ------------    ------------
Net cash provided by investing activities                             171,015         289,524
Cash flows from financing activities:
  Proceeds from issuance of long-term debt                            291,503         241,444
  Payments of debt                                                    (85,618)       (177,648)
  Early extinguishments of debt                                      (291,277)       (299,961)
  Proceeds from exercise of stock options                               7,834          10,605
  Purchase of Company common stock                                   (225,152)       (110,258)
  Payments of dividends                                               (22,637)            ---
  Other                                                                  (844)            ---
                                                                 ------------    ------------
Net cash used in financing activities from
 continuing operations                                               (326,191)       (335,818)
Effect of foreign currency                                              1,515             660
                                                                 ------------    ------------
Net increase in cash and cash equivalents                             158,997          48,354
Cash and cash equivalents at beginning of period                      287,785         239,431
                                                                 ------------    ------------
Cash and cash equivalents at end of period                       $    446,782    $    287,785
                                                                 ============    ============

SOURCE  Service Corporation International
    -0-                             03/02/2006
    /CONTACT: investors, Debbie Young, Director - Investor Relations, +1-713-525-9088, or media, Greg Bolton, Director - Corporate Communications, +1-713-525-5235, both of Service Corporation International/
    /Web site:  http://www.sci-corp.com
                http://www.sci-corp.com/ConfCalls.html
                http://www.sci-corp.com/InvestorsMenu.html /